MutualFirst Announces Increased Earnings Per Share

MUNCIE, Ind., April 24, 2015 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the "Bank"), announced today net income available to common shareholders for the first quarter ended March 31, 2015 increased to $2.5 million, or $.34 for basic and $.33 for diluted earnings per common share. This compared to net income available to common shareholders during the same period in 2014 of $2.0 million, or $.28 for basic and $.27 for diluted earnings per common share. Annualized return on assets was .70% and return on average tangible common equity was 7.91% for the first quarter of 2015 compared to .58% and 7.18% respectively, for the same period of last year.

Financial highlights for the first quarter ended March 31, 2015 included:

  Increased the common stock dividend by 20%.
  Strong loan growth in strategic areas.  Non-real estate consumer loans grew at an annualized rate of 21.0% and commercial loans grew at an annualized rate of 8.7%.
  Net recoveries totaled $49,000 for the first quarter of 2015; compared to net charge offs of $392,000, or 0.16% of loans on an annualized basis, for the first quarter of 2014.
  Core deposits continued to increase.  Core transactional deposit accounts increased $18.1 million to 64% of total deposits.
  Net interest income increased $99,000 compared to the first quarter of 2014.
  Non-interest income for the quarter ended March 31, 2015 increased $1.0 million compared to the first quarter of 2014 primarily due to an increase in gains on sale of loans.

"We are pleased with the continued momentum in earnings and loan growth," said David W. Heeter, President and CEO. "We believe this momentum will continue as we embark on a new strategic plan."

In the first quarter of 2015, the Bank elected an accounting change to better align the recognition of low income housing tax credits and the corresponding amortization of the low income housing from the equity method of accounting to a proportional method of amortization. This change has been made retrospective and all comparisons in this release are as if this change was made at the beginning of 2014.

Balance Sheet

Assets increased $6.7 million as of March 31, 2015 compared to December 31, 2014, primarily due to the increase in gross loans of $6.9 million and investments of $6.7 million. The increase in the gross loan portfolio was primarily due to a $6.9 million increase in the commercial loan portfolio and an increase of $6.0 million in the non-residential consumer loan portfolio. These increases were partially offset by a decline in the consumer residential portfolio of $6.0 million. Loans held for sale increased by $4.6 million in the first quarter of 2015 as mortgage production increased, which was aided by the acquisition of Summit Mortgage in the third quarter of 2014. Loans sold in the first quarter were $26.2 million compared to $5.4 million in the same time period last year. Available for sale securities increased by $6.7 million as cash held at the end of 2014 was invested in municipal and mortgage related securities. Cash and cash equivalents declined $10.9 million primarily to fund the increases in loans and investments. Heeter commented, "We have been successful in all of our markets in increasing our commercial loan portfolio, as we have set out to do in our new strategic plan. The growth in our commercial portfolio, a 12% increase over the last twelve months, along with our non-residential consumer lending, a 19% increase over the last twelve months, will benefit us as we continue to change the mix of our earning assets."

Deposits increased by $6.8 million in the first quarter of 2015. This increase was primarily due to increases in core transactional accounts of $18.1 million, partially offset by a decline in certificates of deposit of $11.3 million. Core transactional deposits increased to 64% of the Bank's total deposits as of March 31, 2015 compared to 63% as of December 31, 2014 and 60% as of March 31, 2014.

The allowance for loan losses increased by $49,000 to $13.2 million as of March 31, 2015 as compared to December 31, 2014. The allowance for loan losses to non-performing loans as of March 31, 2015 was 176.3% compared to 177.0% as of December 31, 2014. The allowance for loan losses to total loans as of March 31, 2015 was 1.29%, compared to 1.30% as of December 31, 2014.

Stockholders' equity was $130.5 million at March 31, 2015, an increase of $3.7 million from December 31, 2014. The increase was a result of net income of $2.5 million, an increase of $1.3 million due to exercising of stock options and an increase in unrealized gains on the investment portfolio of $526,000. These increases were partially offset by dividend payments of $885,000 to common shareholders. The Company's tangible book value per share as of March 31, 2015 increased to $17.33 compared to $17.03 as of December 31, 2014 and the tangible common equity ratio was 8.95% as of March 31, 2015 compared to 8.68% as of December 31, 2014. The Company's and the Bank's risk-based capital ratios were well in excess of "well-capitalized" levels as defined by all regulatory standards as of March 31, 2015.

Income Statement

Net interest income before the provision for loan losses increased $99,000 for the quarter ended March 31, 2015 compared to the same period in 2014. The increase was a result of an increase in earning assets of $35.5 million partially offset by a decline in the net interest margin from 3.26% in the first quarter of 2014 to 3.20% in the first quarter of 2015.

There was no provision for loan losses in the first quarter of 2015 compared to $350,000 during last year's comparable period. The decrease was due to management's ongoing evaluation of the adequacy of the allowance for loan losses and was impacted by net recoveries of $49,000 in the first quarter of 2015 compared to net charge offs of $392,000 in the first quarter of 2014. Non-performing loans to total loans at March 31, 2015 were 0.73% compared to 0.80% as of March 31, 2014. Non-performing assets to total assets were 0.72% at March 31, 2015 compared to 1.12% at March 31, 2014.

Non-interest income for the first quarter of 2015 was $4.0 million, an increase of $1.0 million compared to the first quarter of 2014. Non-interest income increased as gains on sales of loans improved by $802,000 primarily due to an increase in sold loans in the first quarter of 2015. Gain on sale of investments increased in the first quarter of 2015 compared to the first quarter of 2014 by $90,000. Commission income also increased by $39,000 when comparing the first quarter of 2015 to the first quarter of 2014. Commission income comes from trust, wealth management, and brokerage business lines. Service fee income on deposit accounts increased by $17,000 primarily due to an increasing level of checking accounts and increasing interchange income, primarily offset by declining overdraft fee revenue.

Non-interest expense increased $771,000 when comparing the first quarter of 2015 with that of 2014. This increase was a result of an increase in salaries and benefits of $657,000 and professional fees of $92,000. The increase in salaries and benefits was a result of the acquisition of Summit Mortgage, annual salary increases and an increase in health insurance premiums when compared to the first quarter of 2014. The increase in professional fees was primarily a result of a threatened proxy contest costing the Company $153,000 in expenses. Summit Mortgage, acquired in August 2014, accounted for $516,000 of the increased expenses.

Heeter concluded, "We are pleased with this quarter's results and continuing to increase shareholder value is our top priority. We continue to seek ways to improve on the momentum that has been established over the last few years."

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution since 1889. MutualBank has thirty full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank has two offices located in Carmel and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank also operates a wholly owned subsidiary named Summit Mortgage which operates out of Fort Wayne, Indiana. MutualBank provides a full range of financial services including commercial and business banking, personal banking, wealth management, trust services, investments and internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF" and can be found online at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST	FINANCIAL INC.

	(Unaudited)	Adjusted*	Adjusted*
	March 31,	December 31,	March 31,
Balance Sheet (Unaudited):	2015	2014	2014
	(000)	(000)	(000)
Assets
Cash and cash equivalents	$18,667	$29,575	$22,122
Investment securities - AFS	267,503	260,806	269,106
Loans held for sale	10,771	6,140	1,542
Loans, gross	1,023,607	1,016,686	977,849
Allowance for loan loss	(13,217)	(13,168)	(13,370)
Net loans	1,010,390	1,003,518	964,479
Premise and equipment, net	31,034	30,939	31,419
FHLB of Indianapolis stock	11,964	11,964	14,391
Investment in limited partnerships (1)	502	527	610
Deferred tax asset (1)	13,259	13,574	15,866
Cash value of life insurance	51,289	51,002	50,110
Goodwill	1,800	1,800	0
Core deposit and other intangibles	965	1,105	1,461
Other assets	11,954	12,472	16,480
Total assets	$1,430,098	$1,423,422	$1,387,586

Liabilities and Stockholders' Equity
Deposits	$1,086,125	$1,079,320	$1,104,961
FHLB advances	187,542	192,442	144,128
Other borrowings	9,995	10,174	10,711
Other liabilities	15,957	14,735	13,431
Stockholders' equity (1)	130,479	126,751	114,355
Total liabilities and stockholders' equity	$1,430,098	$1,423,422	$1,387,586

	(Unaudited)	Adjusted*	Adjusted*
	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
Income Statement (Unaudited):	2015	2014	2014
	(000)	(000)	(000)

Total interest income	$12,683	$12,893	$12,738
Total interest expense	2,165	2,254	2,319

Net interest income	10,518	10,639	10,419
Provision for loan losses	0	0	350
Net interest income after provision
for loan losses	10,518	10,639	10,069

Non-interest income
Service fee income	1,358	1,597	1,341
Net realized gain (loss) on sales of AFS securities	240	(123)	150
Commissions	1,121	1,380	1,082
Equity in losses of limited partnerships (1)	0	0	0
Net gain on sale of loans	906	841	104
Net servicing fees	68	69	(24)
Increase in cash value of life insurance	288	293	267
Net gain (loss) on sale of other real estate and repossessed assets	(82)	268	(62)
Other income (1)	118	316	143
Total non-interest income	4,017	4,641	3,001

Non-interest expense
Salaries and employee benefits	6,530	6,099	5,873
Net occupancy expenses	603	495	670
Equipment expenses	453	528	458
Data processing fees	444	378	406
Advertising and promotion	333	504	301
ATM and debit card expense	335	344	290
Deposit insurance	232	240	270
Professional fees	530	374	438
Software subscriptions and maintenance	427	432	416
Other real estate and repossessed assets	127	184	135
Other expenses	1,004	1,293	990
Total non-interest expense	11,018	10,871	10,247

Income before taxes	3,517	4,409	2,823
Income tax provision (1)	1,036	748	803
Net income	2,481	3,661	2,020
Preferred stock dividends and amortization	-	-	-
Net income available to common shareholders	$2,481	$3,661	$2,020

Pre-tax pre-provision earnings (2)	$3,517	$4,409	$3,173

Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		months ended			months ended
		3/31/2015			3/31/2014
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$22,873	$7	0.12%	$20,711	$4	0.08%
Mortgage-backed securities:
Available-for-sale	202,875	1,307	2.58	210,674	1,415	2.69
Investment securities:
Available-for-sale	53,107	363	2.73	54,179	352	2.60
Loans receivable	1,022,261	10,866	4.25	977,656	10,767	4.41
Stock in FHLB of Indianapolis	11,964	140	4.68	14,391	200	5.56
Total interest-earning assets (3)	1,313,080	12,683	3.86	1,277,611	12,738	3.99
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	108,869			111,657
Total assets	$1,421,949			$1,389,268

Interest-Bearing Liabilities:
Demand and NOW accounts	$255,024	140	0.22	$257,138	141	0.22
Savings deposits	126,705	3	0.01	123,173	3	0.01
Money market accounts	147,973	92	0.25	121,194	74	0.24
Certificate accounts	397,336	1,137	1.14	456,918	1,483	1.30
Total deposits	927,038	1,372	0.59	958,423	1,701	0.71
Borrowings	191,061	793	1.66	153,025	618	1.62
Total interest-bearing accounts	1,118,099	2,165	0.77	1,111,448	2,319	0.83
Non-interest bearing deposit accounts	160,459			150,014
Other liabilities	15,027			13,672
Total liabilities	1,293,585			1,275,134
Stockholders' equity	128,364			114,134
Total liabilities and stockholders' equity	$1,421,949			$1,389,268

Net earning assets	$194,981			$166,163

Net interest income		$10,518			$10,419

Net interest rate spread			3.09%			3.15%

Net yield on average interest-earning assets			3.20%			3.26%

Net yield on average interest-earning assets, tax equivalent (4)			3.26%			3.31%

Average interest-earning assets to
average interest-bearing liabilities			117.44%			114.95%

	(Unaudited)	Adjusted*	Adjusted*
	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
Selected Financial Ratios and Other Financial Data (Unaudited):	2015	2014	2014

Share and per share data:
Average common shares outstanding
Basic	7,313,725	7,211,450	7,118,853
Diluted	7,508,693	7,445,530	7,353,044
Per common share:
Basic earnings (1)	$0.34	$0.51	$0.28
Diluted earnings (1)	$0.33	$0.49	$0.27
Dividends	$0.12	$0.10	$0.06

Dividend payout ratio	36.36%	20.41%	22.22%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(5)	0.70%	1.03%	0.58%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(5)	7.91%	12.50%	7.18%
Interest rate spread information:
Average during the period(5)	3.09%	3.12%	3.15%

Net interest margin(5)(6)	3.20%	3.23%	3.26%

Efficiency Ratio	75.80%	71.15%	76.36%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	117.44%	116.87%	114.95%

Allowance for loan losses:
Balance beginning of period	$13,168	$13,249	$13,412
Charge offs:
Mortgage first lien	93	182	80
Mortgage - lines of credit and junior liens	2	49	233
Commercial real estate	0	44	0
Construction and development	0	0	0
Consumer loans	115	205	160
Commercial business loans	0	0	0
Sub-total	210	480	473

Recoveries:
Mortgage first lien	1	3	4
Mortgage - lines of credit and junior liens	1	1	3
Commercial real estate	21	17	6
Construction and development	152	249	7
Consumer loans	52	47	58
Commercial business loans	32	82	3
Sub-total	259	399	81

Net charge offs (recoveries)	(49)	81	392
Additions charged to operations	0	0	350
Balance end of period	$13,217	$13,168	$13,370

Net loan charge-offs to average loans (5)	-0.02%	0.03%	0.16%

	(Unaudited)	Adjusted*	Adjusted*
	March 31,	December 31,	March 31,
	2015	2014	2014

Total shares outstanding	7,369,702	7,236,002	7,122,249
Tangible book value per share (1)	$17.33	$17.12	$15.76
Tangible common equity to tangible assets (1)	8.95%	8.68%	8.11%

Nonperforming assets (000's)
Non-accrual loans
Mortgage first lien	$3,922	$3,499	$3,743
Mortgage - lines of credit and junior liens	593	658	325
Commercial real estate	1,913	2,023	2,088
Construction and development	187	209	0
Consumer loans	178	218	333
Commercial business loans	610	605	1,157
Total non-accrual loans	7,403	7,212	7,646
Accruing loans past due 90 days or more	96	226	206
Total nonperforming loans	7,499	7,438	7,852
Real estate owned	2,490	2,829	7,193
Other repossessed assets	367	476	454
Total nonperforming assets	$10,356	$10,743	$15,499

Performing restructured loans (7)	$4,539	$4,618	$4,510

Asset Quality Ratios:
Non-performing assets to total assets	0.72%	0.75%	1.12%
Non-performing loans to total loans	0.73%	0.73%	0.80%
Allowance for loan losses to non-performing loans	176.25%	177.04%	170.28%
Allowance for loan losses to loans receivable	1.29%	1.30%	1.37%

*Adjusted - During the first quarter of 2015 MutualFirst Financial, Inc. made an accounting change to better align low income tax credits with the amortization of those investments.  This change is retrospective and has been applied, where applicable, to 12/31/14 and 3/31/14 information.

(1) Adjusted 12/31/2014 and 3/31/2014 for retrospective accounting change in the first quarter of 2015.

(2) Pre-tax pre-provision income is calculated by taking net income available to common shareholders and adding income tax provision and provision for loan losses.

(3) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(4) Tax equivalent margin is calculated by taking non-taxable interest and grossing up by 34% applicable tax rate.

(5) Ratios for the three month periods have been annualized.

(6) Net interest income divided by average interest earning assets.

(7) Performing restructured loans are excluded from non-performing ratios. Restructured loans that are on non-accrual are in the non-accrual loan categories.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc. (765) 747-2945